UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2009

FUSHI COPPERWELD, INC.

(Exact name of Registrant as specified in charter)

Nevada	0-19276	13-3140715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Shuang Qiang Road, Jinzhou, Dalian, People’s Republic of China	116100
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (011)-86-411-8770-3333

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 27, 2009, Fushi Copperweld, Inc. (the “Company”), Copperweld Bimetallics LLC, a subsidiary of the Company (“Copperweld”), Copperweld Bimetallics UK Limited (“CBUK,” and together with the Company, the “Guarantors”; the Guarantors and Copperweld, collectively, the “Obligors”) and Wells Fargo Bank, National Association (the “Lender”) as assignee of The CIT Group/Commercial Services, Inc. (“CIT”), entered into the First Amendment (the “First Amendment”) to the Forbearance Agreement dated as of August 11, 2009 (the “Original Forbearance Agreement”).

Under the Original Forbearance Agreement, the Lender agreed to forbear through October 31, 2009 or such earlier date as an event of default under the Original Forbearance Agreement has occurred (the “Forbearance Period”)  from (1) seeking immediate payment of the full amount of the Obligations, consisting of approximately $4,155,807 owing to the Lender under the Financing Agreement dated April 5, 2007, as amended, between Copperweld and CIT and various other notes and documents executed by Copperweld in favor of CIT, as assigned to the Lender, and (2) exercising any other rights and remedies against any of the Obligors or the collateral securing the Obligations.  The Lender has agreed, pursuant to the First Amendment, to extend the Forbearance Period to January 31, 2010 and in consideration therefor, the Obligors have agreed to continue to comply with the terms of the Original Forbearance Agreement (as amended by the First Amendment) and the Financing Agreement and to provide the Lender with the information required under such agreements.  Further, the Company has agreed to pay to the Lender an additional non-refundable forbearance fee of $75,000.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.1	First Amendment to Forbearance Agreement, dated as of October 27, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSHI COPPERWELD, INC.

Date: October 31, 2009	By:	/s/ Beihong Linda Zhang
Name: Beihong Linda Zhang
Title: Chief Financial Officer